Exhibit 99.1

Press Contact: Claire Cantrell claire.cantrell@kratosdefense.com Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Third Quarter 2026 Financial Results

Third Quarter 2026 Revenues of $471.8 Million Reflect 35.7 Percent Growth and 23.2 Percent Organic Growth Over Third Quarter 2025 Revenues of $347.6 Million

Kratos Government Solutions Third Quarter 2026 Revenues of $397.2 Million Reflect 35.8 Percent Organic Growth and 52.5 Percent Growth Over Third Quarter 2025 Revenues of $260.4 Million

Third Quarter 2026 Consolidated Book to Bill Ratio of 2.2 to 1 and Bookings of $1.037 Billion

Last Twelve Months Ended September 27, 2026, Consolidated Book to Bill Ratio of 1.6 to 1 and Bookings of $2.614 Billion

Increases Full Year Fiscal 2026 Financial Guidance

Provides Initial 2027 Financial Forecast

SAN DIEGO, CA, November 5, 2026 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leader in defense, national security and global markets, today reported its third quarter 2026 financial results, including Revenues of $471.8 million, Operating Loss of $4.9 million, Net Loss of $0.2 million, Adjusted EBITDA of $50.9 million and a consolidated book to bill ratio of 2.2 to 1.0.

Third quarter 2026 Net Loss and Operating Loss includes non-cash stock compensation expense of $18.1 million, Company-funded Research and Development (R&D) expense of $15.0 million, including efforts in our Space, Satellite, Unmanned Systems and Microwave Electronic businesses, and non-cash amortization expense of $23.3 million.

Kratos reported in the third quarter 2026 GAAP Net Loss of $0.2 million and GAAP Net Income per share of $0.00, compared to GAAP Net Income of $8.7 million and GAAP Net Income per share of $0.05, for the third quarter of 2025. Adjusted earnings per share (EPS) were $0.24 for the third quarter of 2026, compared to $0.14 for the third quarter of 2025.

Third quarter 2026 Revenues of $471.8 million increased $124.2 million, reflecting 35.7 percent growth and 23.2 percent organic growth from third quarter 2025 Revenues of $347.6 million. Organic revenue growth was reported in our Government Solutions (KGS) segment of 35.8 percent. The most notable growth in our KGS Segment was in our Defense Rocket Systems, Turbine Technologies, Microwave Products and Space, Training and Cyber businesses, with organic revenue growth rates of 149.0 percent, 27.1 percent, 16.6 percent and 11.6 percent, respectively, compared to the third quarter of 2025. Third quarter 2026 Revenues in our Unmanned Systems (KUS) segment were $74.6 million, down from third quarter 2025 Revenues of $87.2 million, which included Revenues of $16.1 million related to a shipment of Valkyries to an international customer.

Third quarter 2026 Cash Flow Used in Operations was $5.2 million, primarily reflecting the working capital requirements related to the 35.7 percent revenue growth impacting our receivables, and also including increases in inventory balances related to ramps in production and investments we are making related to certain development initiatives. Free Cash Flow Used in Operations for the third quarter of 2026 was $29.4 million after funding $30.2 million of capital expenditures, and net of $0.4 million of proceeds from the sale of assets and net of $5.6 million of proceeds from state grants for capital construction.

For the third quarter of 2026, KUS generated Revenues of $74.6 million, compared to $87.2 million in the third quarter of 2025, with the reduction driven by the shipment of Valkyries to an international customer in the third quarter of 2025 which generated $16.1 million. KUS’s Operating Loss was $0.9 million in the third quarter of 2026, compared to Operating Income of $2.7 million in the third quarter of 2025. KUS’s Adjusted EBITDA for the third quarter of 2026 was $4.6 million, compared to $6.4 million for the third quarter of 2025, reflecting the impact of the revenue volume and mix. KUS’s book-to-bill ratio for the third quarter of 2026 was 0.8 to 1.0 and 1.2 to 1.0 for the twelve months ended September 27, 2026, with bookings of $57.4 million for the three months ended September 27, 2026, and bookings of $359.7 million for the twelve months ended September 27, 2026. Total backlog for KUS at the end of the third quarter of 2026 was $357.4 million, compared to $374.6 million at the end of the second quarter of 2026.

For the third quarter of 2026, our KGS segment Revenues of $397.2 million increased from Revenues of $260.4 million in the third quarter of 2025, reflecting a 52.5 percent increase and a 35.8 percent organic growth rate, excluding the impact of the Nomad Global Communication Solutions (Nomad) and Orbit Technologies Ltd (Orbit) acquisitions. The increased Revenues includes organic revenue growth across our Defense and Rocket Support business, Turbine Technologies, Microwave Products and Space, Training and Cyber businesses, with organic revenue growth rates of 149.0 percent, 27.1 percent, 16.6 percent and 11.6 percent, respectively, over the third quarter of 2025.

KGS reported Operating Income of $15.1 million in the third quarter of 2026 compared to $13.7 million in the third quarter of 2025, primarily reflecting increased volume and mix in revenues. Third quarter 2026 KGS Adjusted EBITDA was $46.3 million, compared to third quarter 2025 KGS Adjusted EBITDA of $24.4 million, primarily reflecting the volume and mix in revenues and resources.

KGS reported a book-to-bill ratio of 2.5 to 1.0 for the third quarter of 2026, a book-to-bill ratio of 1.7 to 1.0 for the last twelve months ended September 27, 2026, and bookings of $979.9 million and $2.254 billion for the three and last twelve months ended September 27, 2026, respectively. KGS’s total backlog was $2.292 billion at the end of the third quarter of 2026, compared to $1.710 billion at the end of the second quarter of 2026. Notable bookings in our KGS business included recent additional contract funding modifications on our MACH-TB program and space-related awards.

Kratos reported consolidated bookings of $1.037 billion and a book-to-bill ratio of 2.2 to 1.0 for the third quarter of 2026, and consolidated bookings of $2.614 billion and a book-to-bill ratio of 1.6 to 1.0 for the last twelve months ended September 27, 2026. Consolidated backlog was $2.650 billion on September 27, 2026, as compared to $2.084 billion on June 28, 2026. Kratos’ bid and proposal pipeline was $15.5 billion at September 27, 2026, as compared to $15.0 billion at June 28, 2026, with the most notable increases in our space and training and hypersonic businesses. Backlog on September 27, 2026, included funded backlog of $2.067 billion and unfunded backlog of $582.9 million.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos third quarter results reflect our position as a leading defense technology, hardware, software and systems company, aligned with the Department of War’s priorities and reindustrialization efforts. Kratos’ Q3 report includes a consolidated revenue growth rate of 35.7 percent, organic growth of 23.2 percent, bookings of $1.037 billion, a book to bill ratio of 2.2 to 1.0, a record backlog of $2.6 billion and an increased opportunity pipeline of $15.5 billion, reflecting the continued acceleration of Kratos’ business with notable strength in our hypersonic and space businesses. Also importantly, we reported an Adjusted EBITDA profit and margin in the third quarter of $50.9 million or 10.8 percent, demonstrating leverage of the business as production quantities increase and as Kratos continues to scale, which we expect to continue into 2027.”

Mr. DeMarco continued, “We have provided our initial full fiscal year 2027 financial forecast, including revenue of $2.1 to $2.2 billion and Adjusted EBITDA of $230 to $240 million, reflecting growth of approximately 18 percent to 22 percent over our current increased 2026 financial guidance revenue range with forecasted increased 2027 margins, consistent with our previous expectations. Our 2027 financial forecast considers that U.S. defense funding is currently operating under an extended Continuing Resolution, and, similar to 2026 and other prior years, we expect Kratos’ third and fourth quarters of fiscal 2027 to reflect substantially greater revenue and Adjusted EBITDA assuming annual appropriations are then in place, with Q1 2027 currently expected to be our lightest fiscal quarter as a result of the CR.”

Mr. DeMarco concluded, “There is a generational recapitalization of the U.S. and its allies’ military industrial base underway, with a limited number of global companies like Kratos qualified to address it. The world threat environment is real and increasing, and I believe that there is bipartisan conviction and support for an increased U.S. National Security spend and a whole of nation effort to deter and if necessary defeat our enemies and preserve our freedom and way of life.”

Revised 2026 Financial Guidance and Initial 2027 Financial Forecast

We are providing our 2026 fourth quarter guidance, tightening our full year 2026 Revenue estimate range and increasing our Adjusted EBITDA guidance, and we are providing our initial 2027 financial forecast.

Our financial guidance and forecast provided today includes certain assumptions, including and as related to:

There has been an ongoing U.S. Federal Budget continuing resolution (CR) since October 1, 2026, which CR currently is expected to be in place at least through December 11, 2026. CRs typically restrict new program starts and increases in production rates, and existing development or non-production programs generally may not transition to production. We currently expect the existing CR to be extended beyond December 11, 2026, and at least into the first fiscal quarter of 2027. Accordingly, the financial guidance we are providing today includes the expectation of a CR into the first Kratos fiscal quarter of 2027. If a CR were to extend beyond March 31, 2027, Kratos will need to reassess its initial 2027 financial forecast provided today. Additionally, Kratos’ financial guidance and forecast provided today does not anticipate a U.S. Federal Government Shutdown, which if this were to occur, Kratos would need to reassess its 2026 financial guidance and its 2027 financial forecast.

Our financial guidance and forecast provided today includes our current forecasted business mix, our expectations for employee sourcing, hiring and retention; our expectations for potential manufacturing, production and supply chain adequacy and certain potential disruptions; our expectations for the ability to adequately and on a timely basis source raw materials, parts, components, etc., the potential for parts shortages and related potential continued significant cost and price increases, all of which are impacting the industry and Kratos.

We currently expect to continue to make significant investments in bid, proposal and other new program and opportunity areas, and we expect to continue to increase staffing to enable us to ramp production and related support levels, all of which are currently adversely impacting our profit margins and free cash flow generation. We also expect to continue to make significant investments in inventory, property, plant, equipment and facilities, consistent with the Department of War’s (DoW) National Security Strategy, the DoW’s reindustrialization initiatives and the DoW’s expectations for U.S. National Security government contractors, including Kratos. These or similar investments are expected to continue at least throughout Kratos’ fiscal year 2027.

Kratos’ revised 2026 guidance and our 2027 forecast also assumes certain investments in our Hypersonic, Rocket System, Turbine Technology and Unmanned Systems businesses, including as related to the procurement of rocket motors, jet engines, UAVs and related systems, all of which are expected to continue to impact our operating and free cash flow as we invest in the business. Our fiscal 2026 and fiscal 2027 cash flow estimates also include current expected working capital requirements as related to the procurement of the materials, components and equipment to increase production of turbo jet engines up to 3,000 engines produced in 2027 and potentially up to 5,000 additional engines produced in 2028, to address expected customer demand for jet engines for small cruise missiles and drones. Our 2027 Forecast assumes that we will sell to customers approximately 1,500 turbo jet engines in 2027, with the significant majority of these deliveries occurring in the second half of 2027. Our 2027 Forecast also includes our assumptions to begin to procure the inventory, materials and components required to produce turbofan jet engines for missiles and drones, which we also currently expect future customer contractual demand for. We expect to continue ordering inventory, components and materials required to increase the production of Kratos Valkyries and other jet drone systems throughout 2027, with the mix of expected customer drone orders potentially changing from our current expectations, and potentially impacting the mix and numbers of drones we produce, including Valkyrie. We also expect to continue to produce certain Kratos-owned capital drone systems and related derivatives and vehicles. Kratos’ Space and Satellite business currently has a significant new opportunity pipeline that we are pursuing, including a substantial number of large opportunities wherein Kratos, if successful, will be the prime program system integrator. If successful, on certain of these large new opportunities, Kratos could see increased organic revenue growth, albeit at a somewhat reduced Adjusted EBITDA profit margin rate, including as a result of the potential mix of Kratos, subcontractor, supplier, and material required effort or content to satisfy related contractual program requirements.

Forecasted internally funded investments, certain of which are expected to continue into or throughout 2027 include our funding of the Prometheus joint venture, our Anaconda radar facility and program, our Helios hypersonic and arc chamber facility and program, our Indiana hypersonic integration facility and related programs, our Birmingham advanced manufacturing facility for hypersonic systems, expansion of our new microwave electronics facilities in Israel and the U.S., and our GEK and BladeWorks engine test, integration and facilities. We also expect the continued build of our second lot of 12 capital Valkyrie aircraft, certain manufacturing and production related equipment for our recently acquired Nomad acquisition, certain other drone-related investments, our Vulcan, Kraken, Elysium, Nemesis and Hermes hypersonic initiatives, investments for our hypersonic related business, and other programs and initiatives. Our 2026 and 2027 financial guidance and forecast also include our current estimated expenditures and timing of certain construction and procurement of certain machinery and equipment, and the potential for a reduction of certain of these planned expenditures, which have been or are expected to be funded under customer contracts. Our forecast also includes the potential for a change in financial classification of certain investments or other items, including for various drone opportunities which may be classified either as a use of working capital in our Operating Cash Flow as work-in process or as capital expenditures when incurred, based on relevant facts and circumstances related to the items.

In summary, Kratos continues to make the required investments to support the rebuild of the U.S. defense industrial base and related infrastructure consistent with the Department of War’s strategy and direction, take advantage of the opportunities related to the ongoing generational recapitalization of strategic and other weapon and National Security related systems, and generate value for all Kratos stakeholders, including the warfighter and Kratos shareholders.

Following is our fourth quarter 2026, Full Year 2026 and initial Full Year 2027 financial forecast, which we potentially expect to update when we provide our Full year and Fourth quarter 2026 Report in late February 2027. Similar to 2026 and previous years, as a result of a significant extended CR (which Kratos and our industry are currently operating under), we currently expect Kratos’ Fiscal 2027 Q1 to be our lowest in terms of Revenue and Adjusted EBITDA, increasing in Q2 of 2027, with a significant increase in Q3 and a further increase in Q4 with an expected federal fiscal year 2027 budget appropriation in place. We expect to provide FY27 operating and free cash flow guidance with our fourth quarter and full year 2026 financial report currently expected for late February 2027, once we have additional clarity on the current CR situation, additional insight into the timing of a federal fiscal year 2027 budget appropriation, and after the new Congress is seated.

Financial Forecast Estimates
$M	Q426	FY26
Revenues	$480 - $510	$1,780 - $1,810
R&D	$14 - $15	$53 - $54
Operating Income	$1 - $4	$2 - $7
Depreciation	$13 - $15	$50 - $51
Amortization	$13 - $15	$55 - $58
Stock Based Compensation	$17 - $18	$66 - $68
Adjusted EBITDA	$48 - $52	$176 - $180
Operating Cash Flow		($10) - $10
Capital Expenditures		$100 - $110
Free Cash Flow Use		($110 - $120)

FY27
Revenues		$2,100 - $2,200
Adjusted EBITDA		$230 - $240

Management will discuss the Company’s financial results at a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call using this Online Form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN that can be used to access the call. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a technology, hardware, products, system and software company addressing the defense, national security, and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field relevant solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading-edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as the innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low-cost future manufacturing, which is a value-add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe our probability of win is high and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of probability of win is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include, virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, command, control, communication, computing, combat, intelligence surveillance and reconnaissance (C5ISR) and microwave electronic products for missile, radar, air defense, missile defense, space, satellite, counter unmanned aircraft systems (CUAS), directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com and follow Kratos on LinkedIn and X.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its fourth quarter and full year 2026 and full year 2027 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2026 operating cash flow, capital expenditures, investments, and free cash flow, forecasted company and business unit organic revenue growth, estimated revenue and organic revenue growth for 2026 and 2027, Adjusted EBITDA margins in 2026 and 2027, future initiation of higher margin programs and negotiation of lower margin contracts which are expected to be renewed in the future, expected future investments in property, plant, facilities, and equipment (including expected investments in the Prometheus joint venture and other programs, opportunities, and initiatives), the expected timing and volume of future production of Valkyries, jet engines and other systems and related inventory and capital investments, expected jet engine sales in 2027, the ability of the Company’s customers to respond to industry and market conditions, the impact of acquired companies and businesses, including the Jetset acquisition, on the Company’s operations and financial condition, the Company’s bid and proposal pipeline and backlog, including the Company’s ability to timely execute on its backlog, the potential impact on margins of large prime system integrator opportunities, demand for its products and services, including the Company’s alignment with today’s National Security requirements and the positioning of its C5ISR and other businesses, ability to successfully compete and expected new customer awards, the impact of federal government shutdowns on the Company’s operations and financial condition, the availability and timing of government funding for the Company’s offerings, including the duration of the current continuing resolution and the timing and amount of fiscal year 2027 appropriations, availability of an experienced skilled workforce, inflation and increased costs, risks related to potential cybersecurity events or disruptions of our information technology systems, and delays in our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the DoW may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks related to tariffs or import duties which could affect the Company’s supply chain and customer affordability; risks related to Executive Orders issued by the Trump Administration and resultant changes to the DoW procurement policies and Federal Acquisition Regulations; risks related to DoW reorganization and DOGE; risks that the unmanned aerial systems and unmanned ground sensor markets do not experience significant growth; risks that products we have developed or will develop will not become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoW Cybersecurity Maturity Model Certification; risks relating to the ongoing conflicts in Ukraine and the Middle East, including Israel and Iran; risks to our business in Israel including our expanded operations in Israel following the Orbit acquisition; risks related to fluctuations in foreign currency exchange rates, including the Israeli Shekel; risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and compete in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks related to fluctuations in our effective tax rate, including as a result of the jurisdictional mix of earnings; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business, including with respect to our ability to recruit and retain sufficient numbers of qualified personnel to execute on our programs and contracts, as well as expected contract awards and risks related to increasing interest rates; currently unforeseen risks associated with any public health crisis, and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ending December 28, 2025, our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2026, June 28, 2026 and September 27, 2026, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including organic revenue growth rates computed as the revenue growth rate excluding the current year impact of the contribution from acquisitions, Adjusted EPS (computed using income before income taxes, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items, non-recoverable rates and costs, and foreign transaction gains and losses, less the estimated impact of current and deferred income taxes) and Adjusted EBITDA (which excludes, among other things, acquisition and restructuring related items, stock compensation expense, and foreign transaction gains and losses), and the associated margin rates. Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures plus proceeds from sale of assets, and proceeds from state grants for capital construction, and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025

Service revenues	$176.9	$117.4	$480.6	$354.7
Product sales	294.9	230.2	821.0	647.0
Total revenues	471.8	347.6	1,301.6	1,001.7
Cost of service revenues	138.6	91.2	369.5	274.1
Cost of product sales	227.2	179.3	636.4	503.1
Total costs	365.8	270.5	1,005.9	777.2
Gross profit - service revenues	38.3	26.2	111.1	80.6
Gross profit - product sales	67.7	50.9	184.6	143.9
Total gross profit	106.0	77.1	295.7	224.5

Selling, general and administrative expenses	78.8	54.5	214.8	160.9
Merger and acquisition expenses	0.9	0.2	3.6	0.2
Research and development expenses	15.0	10.0	39.3	30.2
Depreciation	5.2	2.9	12.9	8.5
Amortization of intangible assets	11.0	2.4	26.9	7.3
Operating income ( loss)	(4.9)	7.1	(1.8)	17.4
Interest income (expense), net	8.7	4.6	23.4	2.5
Other income (loss), net	0.8	0.2	(0.2)	2.0
Income before income taxes	4.6	11.9	21.4	21.9
Provision for income taxes	4.8	3.2	5.3	5.8
Net income (loss)	$(0.2)	$8.7	$16.1	$16.1

Basic income per common share	$—	$0.05	$0.09	$0.10

Diluted income per common share	$—	$0.05	$0.09	$0.10

Weighted average common shares outstanding:
Basic	188.8	170.5	184.8	160.1
Diluted	188.8	172.9	186.7	162.3
Adjusted EBITDA (1)	$50.9	$30.8	$127.8	$85.8

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income adjusted for net interest income (expense), provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction (gain) loss.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income (loss) or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering or design costs related to certain products or offerings in its Unmanned Systems, rocket support and services, and space and satellite businesses as related units are sold or over the estimated useful life, as applicable.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses which are not hedged related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net Income to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025

Net income (loss)	$(0.2)	$8.7	$16.1	$16.1
Interest (income) expense, net	(8.7)	(4.6)	(23.4)	(2.5)
Loss on extinguishment of debt	—	0.5	—	0.5
Provision for income taxes	4.8	3.2	5.3	5.8
Depreciation (including cost of service revenues and product sales)	14.0	9.5	37.0	26.8
Stock-based compensation	18.1	9.1	49.4	26.4
Foreign transaction (gain) loss	0.2	(0.1)	(0.1)	0.6
Amortization of intangible assets	11.0	2.4	26.9	7.3
Amortization of capitalized contract and development costs	12.3	1.2	16.5	3.0
Acquisition related items and other	0.9	0.2	3.6	0.2
Reversal of contingent acquisition consideration	(2.0)	—	(4.0)	(1.1)
Restructuring related items	0.5	—	0.5	—
Litigation fees and legal related items	—	0.7	—	2.7

Adjusted EBITDA	$50.9	$30.8	$127.8	$85.8

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025
Revenues:
Unmanned Systems	$74.6	$87.2	$236.3	$223.5
Kratos Government Solutions	397.2	260.4	1,065.3	778.2
Total revenues	$471.8	$347.6	$1,301.6	$1,001.7

Operating income (loss)
Unmanned Systems	$(0.9)	$2.7	$1.5	$0.7
Kratos Government Solutions	15.1	13.7	49.7	43.3
Unallocated corporate expense, net	(19.0)	(9.3)	(53.0)	(26.6)
Total operating income (loss)	$(4.8)	$7.1	$(1.8)	$17.4

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for the employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025
Unmanned Systems
Operating income (loss)	$(0.9)	$2.7	$1.5	$0.7
Other income	—	—	0.1	0.1
Depreciation	4.2	2.5	9.9	7.5
Amortization of intangible assets	1.0	0.9	3.0	2.9
Amortization of capitalized contract and development costs	0.3	0.3	0.4	0.3
Reversal of contingent acquisition consideration	—	—	—	(0.3)
Litigation fees and legal related items	—	—	—	0.5
Adjusted EBITDA	$4.6	$6.4	$14.9	$11.7
% of revenue	6.2%	7.3%	6.3%	5.2%

Kratos Government Solutions
Operating income	$15.1	$13.7	$49.7	$43.3
Other income (loss)	0.9	0.4	(0.4)	2.8
Depreciation	9.8	7.0	27.1	19.3
Amortization of intangible assets	10.0	1.5	23.9	4.4
Amortization of capitalized contract and development costs	12.0	0.9	16.1	2.7
Acquisition related items and other	—	0.2	—	0.2
Reversal of contingent acquisition consideration	(2.0)	—	(4.0)	(0.8)
Restructuring related items	0.5	—	0.5	—
Litigation fees and legal related items	—	0.7	—	2.2
Adjusted EBITDA	$46.3	$24.4	$112.9	$74.1
% of revenue	11.7%	9.4%	10.6%	9.5%

Total Adjusted EBITDA	$50.9	$30.8	$127.8	$85.8
% of revenue	10.8%	8.9%	9.8%	8.6%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	September 27,	December 28,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,404.3	$560.6
Accounts receivable, net	191.2	165.0
Unbilled receivables, net	454.3	292.4
Inventoried costs, net	244.5	188.2
Prepaid expenses	18.5	12.9
Other current assets	84.6	43.8
Total current assets	2,397.4	1,262.9
Property, plant and equipment, net	465.5	361.9
Operating lease right-of-use assets, net	52.8	43.4
Goodwill	853.5	595.7
Intangible assets, net	233.2	53.9
Other assets	163.7	144.4
Investment in joint venture	21.1	5.0
Total assets	$4,187.2	$2,467.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$112.8	$69.6
Accrued expenses	102.0	60.5
Accrued compensation	89.2	82.3
Billings in excess of costs and earnings on uncompleted contracts	94.7	73.4
Current portion of operating lease liabilities	13.9	12.8
Current portion of finance lease liabilities	5.7	3.4
Other current liabilities	24.2	9.0
Total current liabilities	442.5	311.0
Operating lease liabilities, net of current portion	42.1	33.8
Finance lease liabilities, net of current portion	184.3	95.8
Other long-term liabilities	67.0	30.3
Total liabilities	735.9	470.9
Commitments and contingencies
Stockholders’ equity:
Common stock	0.2	0.2
Additional paid-in capital	4,076.2	2,635.9
Accumulated other comprehensive income	0.7	2.1
Accumulated deficit	(625.8)	(641.9)
Total Kratos stockholders’ equity	3,451.3	1,996.3
Total liabilities and stockholders’ equity	$4,187.2	$2,467.2

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	September 27,	September 28,
	2026	2025
Operating activities:
Net income	$16.1	$16.1
Adjustments to reconcile income to net cash used in operating activities:
Depreciation and amortization	63.9	34.1
Amortization of lease right-of-use-assets	10.4	9.0
Deferred income taxes	(3.0)	(0.1)
Stock-based compensation	49.4	26.4
Loss on extinguishment of debt	—	0.5
Amortization of deferred financing costs	0.2	0.4
Provision for doubtful accounts	0.1	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(3.5)	(16.5)
Unbilled receivables	(153.6)	(80.5)
Inventoried costs	(23.5)	0.9
Prepaid expenses and other assets	(34.9)	(31.5)
Operating lease liabilities	(10.9)	(8.8)
Accounts payable	35.5	(14.3)
Accrued expenses	27.7	28.2
Accrued compensation	(6.2)	(3.0)
Billings in excess of costs and earnings on uncompleted contracts	(9.5)	(14.7)
Income tax receivable and payable	(2.8)	1.0
Other liabilities	1.0	(1.4)
Net cash used in operating activities	(43.6)	(54.2)
Investing activities:
Cash paid for acquisitions, net of cash acquired	(346.8)	—
Proceeds from the sale of assets	13.9	—
Investment in joint venture	(16.1)	—
Capital expenditures	(67.3)	(71.1)
Proceeds from state grant for capital construction	7.6	—
Net cash used in investing activities	(408.7)	(71.1)
Financing activities:
Repayment under credit facility and term loan	—	(185.0)
Proceeds from the issuance of common stock, net of issuance costs	1,348.4	555.9
Debt issuance costs	(1.4)	—
Payments under finance leases	(3.2)	(1.4)
Payments of employee taxes withheld from share-based awards	(59.3)	(19.2)
Proceeds from shares issued under equity plans	12.0	9.9
Net cash provided by financing activities	1,296.5	360.2
Net cash flows	844.2	234.9
Effect of exchange rate changes on cash and cash equivalents	(0.5)	1.7
Net increase in cash and cash equivalents	843.7	236.6
Cash and cash equivalents at beginning of period	560.6	329.3
Cash and cash equivalents at end of period	$1,404.3	$565.9

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income and adjusted income per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income before amortization of intangible assets and capitalized contract and development costs, depreciation, stock based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes excludes the impact to the expenses and release of valuation allow effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.*
Adjusted EPS reflects adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2026	2025	2026	2025
Net income (loss)	$(0.2)	$8.7	$16.1	$16.1
Less: GAAP provision for income taxes	4.8	3.2	5.3	5.8
Income before taxes	4.6	11.9	21.4	21.9
Add: Amortization of intangible assets	11.0	2.4	26.9	7.3
Add: Amortization of capitalized contract and development costs	12.3	1.2	16.5	3.0
Add: Depreciation	14.0	9.5	37.0	26.8
Add: Stock-based compensation	18.1	9.1	49.4	26.4
Add: Loss on extinguishment of debt	—	0.5	—	0.5
Add: Foreign transaction (gain) loss	0.2	(0.1)	(0.1)	0.6
Add: Acquisition and restructuring related items and other	1.4	0.2	4.1	0.2
Less: Reversal of contingent acquisition consideration	(2.0)	—	(4.0)	—
Non-GAAP Adjusted income before income taxes	59.6	34.7	151.2	86.7
Income taxes on Non-GAAP measure Adjusted income*	13.5	10.4	45.6	26.4
Non-GAAP Adjusted net income	$46.1	$24.3	$105.6	$60.3

Diluted earnings per common share	$—	$0.05	$0.09	$0.10
Less: GAAP provision for income taxes	0.02	0.02	0.03	0.04
Add: Amortization of intangible assets	0.06	0.01	0.14	0.04
Add: Amortization of capitalized contract and development costs	0.06	0.01	0.09	0.02
Add: Depreciation	0.07	0.06	0.20	0.17
Add: Stock-based compensation	0.10	0.05	0.26	0.16
Add: Foreign transaction (gain) loss	—	—	—	—
Add: Acquisition and restructuring related items and other	0.01	—	0.02	—
Less: Reversal of contingent acquisition consideration	(0.01)	—	(0.02)	—
Income taxes on Non-GAAP measure Adjusted income*	(0.07)	(0.06)	(0.24)	(0.16)
Adjusted income per diluted common share	$0.24	$0.14	$0.57	$0.37

Weighted average diluted common shares outstanding	188.8	172.9	186.7	162.3

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted Income before income taxes and recalculating the income tax provision, including current and deferred income taxes, using the Adjusted Income before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.

-end-